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                                                                      EXHIBIT 12

                               ALEXANDER'S, INC.

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND

                                                        YEAR ENDED                         FIVE MONTHS      FISCAL YEAR ENDED
                                  -------------------------------------------------------     ENDED      ------------------------
                                  DECEMBER 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  JULY 31,       JULY 25,
                                      1996           1995          1994        1993(1)       1993(1)      1993(2)         1992
                                  ------------   ------------  ------------  ------------  ------------  ---------      ---------
Income/(loss) from continuing
  operations before reversal of
  deferred taxes.................   $ 13,097(4)    $ (9,102)      $4,033       $  9,644       $  946      $27,151(5)    $ (14,630)
Fixed charges(3).................     14,464         13,607        4,228          2,621          633        1,300           1,131
                                     -------       --------       ------         ------       ------      -------        --------
Income/(loss) from continuing
  operations before income taxes
  and fixed charges..............   $ 27,561       $  4,505       $8,261       $ 12,265       $1,579      $28,451       $ (13,499)
                                     =======       ========       ======         ======       ======      =======        ========
Fixed charges:
  Interest and debt expense......   $ 14,299       $ 13,442       $4,063       $  2,456       $  468      $ 1,135       $     966
   1/3 of rent expense - interest
    factor.......................        165            165          165            165          165          165             165
                                     -------       --------       ------         ------       ------      -------        --------
                                      14,464         13,607        4,228          2,621          633        1,300           1,131
  Capitalized interest...........      8,552          6,575        1,718            753          753           --              --
                                     -------       --------       ------         ------       ------      -------        --------
                                    $ 23,106       $ 20,182       $5,946       $  3,374       $1,386      $ 1,300       $   1,131
                                     =======       ========       ======         ======       ======      =======        ========
Ratio of earnings to fixed
  charges........................       1.20(4)          --         1.39           3.64         1.14        21.89(5)           --
Deficiency in earnings available
  to cover fixed charges.........         --       $(15,677)          --             --           --           --       $ (14,630)
                                                   ========                                                              ========

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(1) In November 1993, the Company changed to a calendar year from a fiscal year ending on the last Saturday in July. The amounts for the year ended December 31, 1993 are included for comparative purposes only.

(2) Includes 53 weeks.

(3) For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). Fixed charges does not include any interest paid to unsecured creditors or charged against the reserve from discontinued operations. Fixed charges also does not include any interest expensed or capitalized during the period the Company was in the retail business (prior to 5/15/92) except for its share of the Kings Plaza Mall interest expense.

(4) Includes gain of $14,372 from the reversal of the Company's postretirement healthcare liability without which the Company would have a deficiency in earnings to cover fixed charges of $9,827.

(5) Includes a gain on sales of leases of $28,779 without which the Company would have a deficiency in earnings to cover fixed charges of $1,628.

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